Exhibit 10.1

Contura Energy, Inc.
INCENTIVE AWARD AGREEMENT
This Incentive Award Agreement (“Agreement”) is entered into by and between Contura Energy, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of an incentive award (the “Award”) in the form of an Other Cash-Based Award granted to the Participant under the Contura Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”).
Participant’s Name:

Award Type	“Date of Grant”	“Target Amount”	“Vesting Date”	“Performance Period”
Time-Based Incentive Award (the “Time-Based Award”)	February 18, 2020	$[●]	February 18, 2023	N/A
Performance-Based Incentive Award (the “Performance-Based Award”)	February 18, 2020	$[●]	February 18, 2023	January 1, 2020 through December 31, 2022
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant a Time-Based Award and a Performance-Based Award with a Date of Grant, Target Amount, Vesting Date and Performance Period (as applicable) as set forth above. Capitalized terms used but not otherwise defined herein, in the attached Terms and Conditions or in Appendix A shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CONTURA ENERGY, INC.		PARTICIPANT

By:
	Name: [●]	Name: [●]
Title: [●]
PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, TN 37620
Attn: [●]

Contura Energy, Inc.
CONTURA ENERGY, INC. 2018 LONG-TERM INCENTIVE PLAN
Terms and Conditions of Incentive Award

1.
GRANT OF INCENTIVE AWARD. The Award has been granted to the Participant as an incentive for the Participant to continue to provide services to the Company or its Affiliate or Subsidiary and to align the Participant’s interests with those of the Company. The Award constitutes a contingent and unsecured promise by the Company to pay to the Participant an amount in cash equal to any vested and earned amount of the Time-Based Award and of the Performance-Based Award in accordance with Section 2 on the payment date as set forth in Section 3.

2.	VESTING. The Award shall vest as follows:

(a)
Time-Based Award. The Target Amount of the Time-Based Award shall vest and be earned in full on the Vesting Date, subject to the Participant’s continuous service with the Company or any Affiliate or Subsidiary through the Vesting Date (the “Service Condition”).

(b)
Performance-Based Award. The Performance-Based Award shall vest and be earned, as set forth in Appendix A, on the Vesting Date, subject to (i) the satisfaction of the Service Condition and (ii) the satisfaction of the performance conditions set forth in Appendix A (the “Performance Conditions”) measured as of December 31, 2022 (the “Measurement Date”).

The Award shall, subject to the terms of the Company’s Key Employee Separation Plan (the “KESP”), as applicable, be immediately forfeited in its entirety without any payment to the Participant upon a termination of Participant’s employment or service with the Company or any Affiliate or Subsidiary for any reason on or prior to the Vesting Date. Notwithstanding anything herein or in the Plan to the contrary, the Time-Based Award shall be treated as an “equity award” and an “equity right” for purposes of Section 4.4 of the KESP and the Performance-Based Award shall be treated as “cash incentive compensation” under Section 4.3(a)(iii) of the KESP. In the event of a Change in Control, the Award will be treated in accordance with the terms of the Plan.

3.
PAYMENT. Except as otherwise set forth in the Plan, the amount of the Time-Based Award and Performance-Based Award that is vested and earned in accordance with Section 2 (collectively, the “Earned Award”), shall be paid to the Participant in cash within forty-five (45) days following the Vesting Date.

4.
NONTRANSFERABILITY. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until payment is made in respect of any Earned Award in accordance with the provisions hereof.

5.
TAX AND WITHHOLDING. The Company and the Participant’s employer shall have the right to withhold from any amount payable in respect of any Earned Award such amounts as are sufficient to satisfy any federal, foreign, state and local tax withholding obligations arising from or in connection with any amounts payable to the Participant in respect of any

Earned Award and such other deductions as may be authorized by the Participant or as required by applicable law. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Participant’s employer may be required to withhold or account for taxes in more than one jurisdiction.

6.	MISCELLANEOUS.

(a)
No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate or Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any Affiliate or Subsidiary to modify the terms of or terminate the Participant’s employment or service at any time.

(b)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(c)
Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(d)
Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 12(b) and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Award granted pursuant to this Agreement.

(e)
Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(f)
Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Award granted hereunder and supersede all prior agreements and understandings.

(g)
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(h)
Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(i)
Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the Award so that it does not become subject to Section 409A or a “specified employee” waiting period (as described below).

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company or any Affiliate or Subsidiary shall be made to the Participant until his or her termination of employment or service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a specified employee within the meaning of Section 409A, then to the extent necessary to avoid the imposition of taxes under Section 409A, the Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 6(i) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate or Subsidiary be liable to the Participant on account of failure of the Award to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Appendix A
Performance-Based Award
Performance Conditions
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